  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEL-SCI Corporation

Vienna, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (File numbers 333-162039, 333-161504, 333-162792, 333-184094, 333-186103, 333-196243 and 333-205444 and 333-226558) and Form S-¬8 (File numbers 333-117088, 333-140792, 333-162265, 333-179477, 333-184092, 333-198244, 333-206538 and 333-214031, 333-222969 and 333-228252) of CEL-SCI Corporation of our reports dated December 16, 2019, relating to the financial statements, and the effectiveness of CEL-SCI Corporation’s internal control over financial reporting, which appear in this form 10-K. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Potomac, Maryland
December 16, 2019